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                                                                    EXHIBIT 23.6

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of California Community Bancshares, Inc. on Form S-4 of our report dated February 23, 1999, on the consolidated balance sheet of Security First Bank and subsidiary as of December 31, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Los Angeles, California
September 20, 1999